Exhibit 99.1

Behringer Harvard Acquires The Gallery at NoHo Commons,
a Multifamily Community in Los Angeles

DALLAS, SEPTEMBER 21, 2009 — Behringer Harvard announced today that it has acquired The Gallery at NoHo Commons, a 438-unit multifamily community situated on a 5.3-acre site at 5416 N. Fairview Avenue, which is adjacent to the North Hollywood Metro Station in Los Angeles, California. The community is located in the heart of the NoHo Arts District, a 743-acre redevelopment initiative supported by the City of Los Angeles’ Community Redevelopment Agency. This vibrant, live-work-play environment appeals to young, sophisticated professionals.

Mark T. Alfieri, chief operating officer of Behringer Harvard Multifamily REIT I, Inc., said, “The Gallery at NoHo Commons is a high-quality, stabilized multifamily community that is 88 percent occupied. We were attracted to this opportunity to acquire an outstanding asset at a value well below replacement cost.”

Constructed in 2007, the community consists of five four-story residential buildings with amenities including a resort-style swimming pool and spa in a landscaped plaza, a state-of-the-art fitness center, a business center, a social lounge and a recording studio. Two five-story parking garages provide a total of 778 spaces.

The property is less than two miles from major employers in the media and entertainment industries including Warner Brothers, Universal, Disney, NBC, ABC and CBS. In addition to the Metro Station, residents of The Gallery at NoHo Commons enjoy proximity to both the Hollywood (170) and the Ventura (101) freeways, which provide easy access to Downtown Los Angeles, the San Diego (405) Freeway, West Los Angeles and the beach communities.

Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 14 multifamily communities in eight states representing 4,321 multifamily units.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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